Exhibit 10.1(c)

[FORM OF]

ESCROW AGREEMENT

     THIS ESCROW AGREEMENT, dated ___, 2005, (“Escrow Agreement”) is entered into by and among Navarre CP, LLC, a Minnesota limited liability company (“Navarre CP”), Navarre CS, LLC, a Minnesota limited liability company (“Navarre CS”), and Navarre CLP, LLC, a Minnesota limited liability company (“Navarre CLP” and together with Navarre CP and Navarre CS, the “Buyers”), Daniel Cocanougher serving in his capacity as representative (the “Seller Representative”) of the general and limited partners of FUNimation Productions, Ltd., a Texas limited partnership (“Productions Company”), and The FUNimation Store, Ltd., a Texas limited partnership (“Store Company” and together with Productions Company, the “Companies”), and Wells Fargo Bank, National Association (“Escrow Agent”). Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings provided for such term in the Purchase Agreement (as hereinafter defined).

RECITALS

     WHEREAS, all of the general and limited partners of the Companies have agreed to sell to Buyers one hundred percent (100.00%) of the general and limited partnership interests of the Companies pursuant to the terms of that certain Partnership Interest Purchase Agreement dated as of January ___, 2005 (the “Purchase Agreement”);

     WHEREAS, pursuant to the terms of the Purchase Agreement, Buyers shall deposit $1,800,000 of the Purchase Price at Closing (the “A/R Amount”) in an escrow account established pursuant to this Escrow Agreement (the “Escrow Account”) to fund Sellers’ obligations under Section 5.13 of the Purchase Agreement;

     WHEREAS, pursuant to the terms of the Purchase Agreement, Buyers shall deposit $20,000,000 of the Purchase Price at Closing (the “Indemnification Cash”) in the Escrow Account to fund Sellers indemnification obligations under Article 8 of the Purchase Agreement (the A/R Amount and the Indemnification Cash being hereinafter sometimes collectively referred to as the “Escrow Funds”); and

     WHEREAS, the Escrow Agent desires to hold and disburse the Escrow Funds in accordance with the terms and conditions set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Acceptance of Appointment; Deposit of Escrow Funds. Wells Fargo Bank, National Association, hereby agrees to act as Escrow Agent under this Escrow Agreement and to hold and disburse the Escrow Funds in accordance with the terms and conditions set forth herein. By their execution and delivery of this Agreement, Buyers, Seller Representative and Escrow Agent acknowledge and agree that the Escrow Funds have been placed on deposit with the Escrow Agent on the date hereof pursuant to this Agreement.

2. Investment of Escrow Funds.

2.1 During the term of and subject to the remaining provisions of this Escrow Agreement, Escrow Agent shall invest and reinvest the Escrow Funds and interest earned thereon in any one or more of the following types or classes of investments at the written direction of the Seller Representative and Buyers: (i) United States Treasury Bills (30-days or less in term) (“TBills”), (ii) any money market fund or account of a national brokerage or investment firm which is invested solely in United States government or government guaranteed securities or obligations secured by the same, (iii) money market accounts of or certificates of deposit (30-days or less in term) issued by any federally insured bank or (iv) any other investment media determined by written agreement of Buyers and the Seller Representative. In the absence of written instruction from Buyers and the Seller Representative, all Escrow Funds shall be deposited in Tbills to the extent possible with any remaining balance to be invested in the Wells Fargo Money Market Fund selected on Exhibit C attached hereto.

2.2 All interest earned on the Escrow Funds shall be reinvested by the Escrow Agent in accordance with Section 2.1 above, and shall be paid within five (5) business days following December 31st of each year (i) first, to Buyers and/or Sellers pro rata in accordance with the amount of Escrow Funds disbursed to Buyers and/or Sellers during the same calendar year in which such interest payment is to be made, and (ii) second, to Sellers.

2.3 All interest earned on the Escrow Funds shall be treated as property, and for tax reporting purposes reported as income, of the party or parties receiving such interest pursuant to Section 2.2 above.

2.4 Buyers and the Sellers agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within thirty (30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

3. Disposition of Escrow Funds; Termination of Escrow.

3.1 The Escrow Agent shall, no later than the 5th day after receipt of written notice signed by Buyers and the Seller Representative specifying the respective portions of the A/R Amount to be disbursed to Buyers and/or Sellers (the “A/R Amount Payment Notice”), promptly pay or deliver to Buyers and/or Sellers the respective portions of the A/R Amount, that Buyers and Sellers are entitled to receive as specified in the A/R Amount Payment Notice. Payment shall be delivered as specified in the A/R Amount Payment Notice.

3.2 Each Buyers’ Indemnitee shall be entitled to receive payment directly from the Escrow Agent out of the Indemnification Cash in the amount which, at any time and from time to time, such Buyers’ Indemnitee is entitled to be indemnified, reimbursed and held harmless pursuant to the Purchase Agreement, in each case in accordance with the following provisions:

3.2.1 If any Buyers’ Indemnitee believes that it has suffered or incurred or reasonably believes in good faith that it will suffer or incur any Loss as to which it is entitled to be indemnified under Section 8.2 of the Purchase Agreement, such Buyers’ Indemnitee (the “Indemnified Person”) shall so notify the Escrow Agent and the Seller Representative in writing (the “Indemnification Claim Notice”), certifying that it is a Buyers’ Indemnitee and describing such Loss and the amount thereof to which it is entitled to be indemnified, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the applicable provisions of the Purchase Agreement, any certificate delivered pursuant thereto or any Ancillary Agreement in respect of which such Loss shall have occurred; provided, however, that the omission by the Indemnified Person to give notice as provided herein shall not relieve any indemnification obligation under Article 8 of the Purchase Agreement, except to the extent that Sellers are materially damaged as a result of such failure to give notice. Subject to Section 3.2.2 below, the Escrow Agent shall, following the 20th day after receipt of an Indemnification Claim Notice with respect to indemnification for a specified amount (the “Indemnification Response Period”), promptly pay or deliver to Buyers, for their account or the account of each Buyers’ Indemnitee named in the Indemnification Claim Notice, the Indemnification Cash or the portion thereof specified in the Indemnification Claim Notice. Payment shall be delivered as specified in the Indemnification Claim Notice.

3.2.2 Notwithstanding the provisions of Section 3.2.1 above, the Escrow Agent shall not make any payment of the Escrow Funds or any portion thereof with respect to an Indemnification Claim Notice if, during the Indemnification Response Period, the Seller Representative shall have delivered to the Escrow Agent a written objection to the claim made in the Indemnification Claim Notice (an “Indemnification Objection”). If the Escrow Agent does not receive an Indemnification Objection within the Indemnification Response Period, then the Seller Representative shall be deemed to have acknowledged and agreed to the correctness of such claim for the full amount thereof as specified in the Indemnification Claim Notice.

3.2.3 Upon receipt of an Indemnification Objection pursuant to this Escrow Agreement, the Escrow Agent shall (i) deliver a duplicate copy of the Indemnification Objection to Buyers (to the extent Buyers are not the Indemnified Person) and the Indemnified Person, (ii) deliver to the Indemnified Person cash out of the Indemnification Cash in an amount equal to that portion, if any, specified in the Indemnification Claim Notice, which is not disputed by the Seller Representative and (iii) designate and segregate out of the Escrow Funds the amount subject to the Indemnification Claim Notice which is disputed by the Seller Representative. Thereafter, the Escrow Agent shall not dispose of that remaining portion of the Escrow Funds subject to the Indemnification Claim Notice until the Escrow Agent shall have received a Final Order (as defined in Section 3.2.4 below).

3.2.4 After an Indemnification Objection has been delivered to the Escrow Agent, Buyers and the Indemnified Person, the amount of indemnification to which an Indemnified Person shall be entitled under this Escrow Agreement shall be determined: (i) by a written agreement between the Indemnified Person and the Seller Representative; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Seller Representative shall agree (a “Final Order”). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Escrow Agent will pay the Indemnified Person out of the Indemnification Cash the amount that the Indemnified Person is entitled to receive, as promptly as practicable after receiving written evidence of such determination.

3.3 The Sellers shall be entitled to receive payment from the Escrow Agent out of the Indemnification Cash in the amounts which, and at the times when, the Sellers are entitled to receive Indemnification Cash pursuant to Section 8.2(b)(iii)(B) of the Purchase Agreement, in each case in accordance with the following provisions:

3.3.1 If the Seller Representative believes that the Sellers are entitled to receive Indemnification Cash pursuant to Section 8.2(b)(iii)(B) of the Purchase Agreement, the Seller Representative shall so notify the Escrow Agent and Buyers in writing (the “Escrow Claim Notice”), certifying that it is the Seller Representative and describing the amount to which the Seller Representative believes the Sellers are entitled and the method of computation of such amount, all with reasonable particularity and containing a reference to the applicable provisions of the Purchase Agreement. Subject to Section 3.3.2 below, the Escrow Agent shall, following the 20th day after receipt of an Escrow Claim Notice with respect to a claim by the Seller Representative for a specified amount of the Escrow Funds (the “Escrow Response Period”), promptly pay or deliver to the Seller Representative, for the account of each Seller, the Indemnification Cash or the portion thereof specified in the Escrow Claim Notice. Payment shall be delivered as specified in the Escrow Claim Notice.

3.3.2 Notwithstanding the provisions of Section 3.3.1 above, the Escrow Agent shall not make any payment of the Escrow Funds or any portion thereof with respect to an Escrow Claim Notice if, during the Escrow Response Period, the Buyers shall have delivered to the Escrow Agent a written objection to the claim made in the Escrow Claim Notice (an “Escrow Objection”). If the Escrow Agent does not receive an Escrow Objection within the Escrow Response Period, then Buyers shall be deemed to have acknowledged and agreed to the correctness of such claim for the full amount thereof as specified in the Escrow Claim Notice.

3.3.3 Upon receipt of an Escrow Objection pursuant to this Escrow Agreement, the Escrow Agent shall (i) deliver a duplicate copy of the Escrow Objection to the Seller Representative, (ii) deliver to the Seller Representative Indemnification Cash in an amount equal to that portion, if any, specified in the Escrow Claim Notice which is not disputed by Buyers, and (iii) designate and segregate out of the Escrow Funds the amount subject to the Escrow Claim Notice which is disputed by Buyers. Thereafter, the Escrow Agent shall not dispose of that remaining portion of the Escrow Funds subject to the Escrow Claim Notice until the Escrow Agent shall have received a Final Order.

3.3.4 After an Escrow Objection has been delivered to the Escrow Agent, Buyers and the Seller Representative, the amount of Indemnification Cash to which the Sellers shall be entitled under this Escrow Agreement shall be determined by a Final Order. The Escrow Agent will pay the Indemnified Person out of the Indemnification Cash the amount that the Indemnified Person is entitled to receive, as promptly as practicable after receiving written evidence of such determination.

     3.4 This Escrow Agreement shall terminate on the date all of the Escrow Funds and interest thereon have been disbursed, including amounts withheld pursuant to unresolved Indemnification Claim Notices and Escrow Claim Notices, as provided herein.

4. Limitations of Duties of Escrow Agent. Escrow Agent shall have no duties other than those expressly imposed upon Escrow Agent under this Escrow Agreement and shall not be liable for any act or omission, except for Escrow Agent’s gross negligence or willful misconduct.

5. Indemnification. Buyers and Sellers, jointly and severally, agree to indemnify and hold Escrow Agent harmless from and against any and all liability, loss, cost, damages or expenses (including reasonable attorneys’ fees) Escrow Agent may incur or suffer for anything done or omitted by Escrow Agent in the performance of Escrow Agent’s duties hereunder, except as a result of Escrow Agent’s gross negligence or willful misconduct.

6. Good Faith Reliance. Escrow Agent shall be entitled to rely upon and act upon any notice which Escrow Agent may receive pursuant hereto, and upon the genuineness, capacity and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to Escrow Agent pursuant to this Escrow Agreement.

7. Resolution of Controversies. In the event any dispute or controversy arises between Buyers and the Seller Representative with respect to the disposition of the Escrow Funds and/or interest thereon, or any part thereof, Escrow Agent shall have the right to interplead all such persons in any court of competent jurisdiction, including but not limited to the courts of Minnesota and the Federal District Court of Minnesota, which shall be deemed to be courts of competent jurisdiction, and to deposit with such court the Escrow Funds and all interest earned thereon; thereafter Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the funds held under this Escrow Agreement.

8. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Buyers and the Seller Representative specifying a date (not less than ninety (90) days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, a successor escrow agent, which shall be a state or national bank with trust powers, shall be appointed by mutual agreement of Buyers and the Seller Representative, such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in such notice. If Buyers and the Seller Representative are unable to agree upon a successor escrow agent within ninety (90) days after such notice, the Escrow Agent shall be entitled to appoint its successor. The Escrow Agent shall continue to serve until its successor accepts the escrow by written notice to the parties hereto and receives the Escrow Funds. Buyers and the Seller Representative may agree at any time to substitute a new escrow agent by giving written notice thereof to the Escrow Agent then acting.

9. Fees and Expenses. Escrow Agent is entitled to compensation in accordance with Exhibit A attached hereto and incorporated herein by reference and shall be payable 50% by Buyers and 50% by the Sellers. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event.

10. Seller Representative. The parties hereby acknowledge and agree that Daniel Cocanougher shall act as a representative of Sellers pursuant to the terms and conditions of Section 11.14 of the Purchase Agreement and is entitled with such powers as are delegated under this Escrow Agreement.

11. Notices. All notices, consents, requests, instructions, approvals and/or other communications provided for herein shall be in writing, signed by the individual(s) who signed this Agreement or who are designated as an additional authorized signer on Exhibit B attached hereto (as the same may be updated from time to time), and shall be deemed validly given, made or served, if delivered personally against written receipt, or on the third (3rd) business day after posting in the United States mail, by registered or certified mail, return receipt requested, and addressed to the respective parties as follows:

If intended for Escrow Agent:

Wells Fargo Bank, National Association Corporate Trust & Escrow Services N9303-110 Sixth and Marquette Minneapolis, MN 55479 Attn: Lynn Lean

If intended for Buyers:

Navarre Corporation 7400 49th Avenue North New Hope, MN 55428 Attn: Eric Paulson, CEO Ryan Urness, General Counsel

With a copy to:

Winthrop & Weinstine, P.A. 225 South Sixth Street, Suite 3500 Minneapolis, MN 55402 Attn: Scott Dongoske, Esq.

If intended for the Seller Representative, on behalf of Sellers:

Daniel Cocanougher 6851 NE Loop 820, Suite 247 North Richland Hills, TX 76181

With a copy to:

Moses & Singer LLP 1301 Avenue of the Americas New York, NY 10019 Attn: Howard Herman, Esq.

12. Miscellaneous.

12.1 The parties hereto agree that this Escrow Agreement shall be legally binding upon them, and their respective personal representatives, successors and assigns. The rights and obligations of the Seller Representative hereunder shall be binding upon and inure to the benefit of any successor to the Seller Representative appointed by Sellers in accordance with Section 11.14 of the Purchase Agreement.

12.2 This Escrow Agreement contains the entire understanding of the parties relating to the subject matter hereof and may not be amended or modified in any way except by an instrument in writing signed by all of the parties hereto.

12.3 This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without reference to its principles of conflicts of laws.

12.4 This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same agreement.

12.5 The headings contained in this Agreement are for convenience only and shall not be used to construe or interpret the scope or intent of this Escrow Agreement or in any way affect the same.

12.6 This Escrow Agreement is not for the benefit of any person or entity not a specific named party to it, except as otherwise provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER REPRESENTATIVE, on behalf of the Sellers:

Daniel Cocanougher

BUYERS:

Navarre CP, LLC

By
Its:

Navarre CS, LLC

By
Its:

Navarre CLP, LLC

By
Its:

ESCROW AGENT:

Wells Fargo Bank, National Association

By
Its:

EXHIBIT A

Fees and Expenses

Acceptance Fee:	$1,500.00

The Acceptance Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank Minnesota, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due upon receipt of the assets.

Escrow Agent Administration Fee:	$1,000.00

The Administration Fee includes providing routine and standard fiduciary services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), monitoring claim notices pursuant to the Agreement; disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to applicable parties. Additional fees may be billed for extraordinary services and legal fees arising from any disputed claims. The Administration Fee is payable annually in advance and is not pro-rated. The fee is due upon receipt of the assets.

Out-of Pocket Expenses:	At Cost

All out-of-pocket expenses will be billed in addition to the above, for example, fees for retaining the services of accounting firms or legal counsel etc.

EXHIBIT B

Wells Fargo Bank, NA
Corporate Trust Services
Sixth and Marquette, N9303-110
Minneapolis, MN 55479

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Re: Navarre/FUNimation Escrow
Account Number(s): 16875400 & 16875401

The specimen signatures shown below are the specimen signatures of the individuals authorized to initiate and approve transactions of all types for the above mentioned Escrow Account(s):

Please print type
Name/Title	Specimen Signature

Name and Title	Signature

Name and Title	Signature

Name and Title	Signature

Name and Title	Signature

Dated:________________

EXHIBIT C

Escrow Account Direction For Cash Balances

Direction to use Wells Fargo Funds for Cash Balances for the following account(s):

Account Name: Navarre/FUNimation Escrow

Account Number(s): 16875400 & 16875401

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account(s) in the following money market portfolio or Wells Fargo Bank Money Market Fund (the “Fund”) (Check One):

___Wells Fargo 100% Treasury Money Market Fund
___Wells Fargo Government Money Market Fund
___Wells Fargo Fund Treasury Plus Money Market Fund
___Wells Fargo Prime Investment Money Market Fund
___Wells Fargo Cash Investment Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC, a wholly-owned subsidiary of Wells Fargo & Company provides investment advisory and other administrative services for the Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Funds are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or any of its affiliates and not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Signature	Signature

Date	Date